Exhibit 99.3

STOCK OPTION COMPENSATION PRESENTATION

1.	The objective for the option plans is to provide a long-term incentive for directors, officers, management and supervisory personnel of Donegal Group and its subsidiaries and affiliates to use their dedicated efforts to contribute to the growth and financial success of Donegal Group and its subsidiaries and affiliates and, at the same time, to align the interests of those individuals with the interests of Donegal Group’s stockholders.

2.	Moreover, the option plans are not designed to exclusively incentivize and benefit Donegal Group’s directors and senior officers, but rather to provide incentives and compensation benefits to the entire management team of the Donegal organization. For this reason, a total of 270 individuals received 2012 option grants, with 67% of the options issued to management personnel other than Donegal Group’s senior officers and only 10% issued to directors and 23% issued to Donegal Group’s senior officers.

3.	The decisions starting in 2011 to issue options at the approximate market price on the date of grant and to make options available to be exercised over a ten-year period were based on recommendations by the Donegal Group Compensation Committee’s compensation consultant Towers Watson. Towers noted that Donegal Group’s option awards prior to 2011 were out of step with market practice and general principles of sound long-term incentive design.

4.	Stock options have not resulted in a significant number of additional outstanding shares over the past five years. The number of Class A shares outstanding has increased by only 269,000 shares from December 31, 2007 to December 31, 2012.

5.	The proposed increase in the authorized Class A shares from 30 million shares to 40 million shares will not have any immediate or near term dilutive effect on Donegal Group’s EPS. Donegal Group has no intention to issue 10 million shares in 2013. The additional 10 million authorized shares will allow for a continuation of the option plans in the future and for other general corporate purposes we have described in our proxy statement.